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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the use in this Registration Statement on Form S-4 of Yahoo! Inc. of our report dated January 27, 1999, except as to the pooling of interests with Net Roadshow, Inc. and Note 3 which are as of March 15, 1999 and
Note 11 which is as of April 1, 1999, relating to the consolidated financial statements of broadcast.com inc., which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Historical Consolidated Financial Data" in such Registration Statement.

PricewaterhouseCoopers LLP

Dallas, Texas
June 8, 1999